Exhibit 99.1

[LOGO] ONEOK	News

October 10, 2003	Media Contact: Don Sherry 405-551-6738

Analyst Contact: Weldon Watson 918-588-7158

ONG seeks recovery of service line, safety investments

Oklahoma City — Oklahoma Natural Gas Company, a division of Tulsa-based ONEOK, Inc. (NYSE: OKE), today asked the Oklahoma Corporation Commission to allow it to recover costs that the company has incurred since 2000 when it assumed responsibility for its customers’ service lines and enhanced its efforts to protect pipelines from corrosion. ONG also seeks to recover costs related to investment in gas in storage and rising levels of customer cost.

The application seeks a total of $24 million in additional revenue. If the Commission allows these costs to be included in customers’ bills, ONG estimates that a typical residential consumer would pay an average of an additional $1.90 per month.

“Over the years we’ve invested millions of dollars to improve Oklahoma’s natural gas infrastructure and make it as safe and secure as possible,” said ONG President Sam Combs. “At the moment, none of that additional investment is reflected in our customers’ bills. We are very sensitive to the economic climate in Oklahoma, so we’ve chosen to focus in the near term on specific, important cost issues that can be resolved with a minimal impact on our customers.

“We look forward to working in a spirit of cooperation with the Oklahoma Corporation Commission to address these issues in a way that meets these needs while we continue to make substantial investments in the state,” Combs said. “We are confident in the future of Oklahoma.”

In an order in 2000, the Commission authorized the company to assume responsibility for service lines—the pipe that connects a customer’s home or business to ONG’s distribution main. Prior to that time, service lines were the customers’ responsibility to maintain or replace when necessary, sometimes at significant expense. ONG has also invested in a five-year cathodic protection program to comply with federal mandates and ensure the safety and reliability of its pipeline system.

In testimony prepared in support of the application, the company also said current rates do not take into account the rising level of customer cost ONG is experiencing nor do its rates provide for recovery of the carrying costs related to investments the company is making in gas placed in storage.

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Exhibit 99.1

ONG seeks recovery, page 2

ONG also asked the Commission to take action that allows the company to defer future costs for homeland-security related expenditures as “regulatory assets” for accounting treatment, meaning that there is a reasonable expectation that those expenses will be recovered in the future. In addition, the company seeks approval of a new policy that simplifies the formula for determining the cost of extending its pipelines in order to serve new customers.

The Oklahoma Corporation Commission will now establish a procedural schedule to consider ONG’s application, eventually concluding with a hearing and an order based on their findings. The company expressed its belief that the issues outlined in its filing “can be reviewed quickly and simply.”

ONEOK, Inc., is a diversified energy company involved primarily in oil and gas production, natural gas processing, gathering, storage and transmission in the mid-continent areas of the United States. The company’s energy marketing and trading operations provide service to customers in most states. The company is the largest natural gas distributor in Kansas and Oklahoma, and the third largest in Texas, operating as Kansas Gas Service, Oklahoma Natural Gas and Texas Gas Service, serving almost 2 million customers. ONEOK is a Fortune 500 company.

Statements contained in this release that include company expectations or predictions are forward looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Any additional information regarding factors that could cause actual results to materially differ is found in the company’s Securities and Exchange Commission filings.

For information about ONEOK, Inc. visit the Web site: www.oneok.com.

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